Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) constitutes an offer to you by Ignite Restaurant Group – RSC, LLC together with its parents, subsidiaries, and affiliated companies, including but not limited to Ignite Restaurant Group, Inc. (hereinafter collectively referred to as the “Company”). Throughout this Agreement, the phrase “the Company” refers to the entities listed above and their subsidiaries and affiliates (past and present), employee benefits plans, directors and officers, fiduciaries, trustees, employees, successors, legal representatives, principals, and agents. It is important that you read and understand the terms of this Agreement in full. If you decide to accept and sign it, you do so knowingly and voluntarily. To enable you to do that, we recommend that you consult with an attorney about this Agreement and know your rights before signing it.

As explained to you, the purpose of this Agreement is to resolve all claims that you have or may have against the Company arising out of or relating to your employement and separation from the Company. Your last day of employment is July 14, 2016 (“Separation Date”).

I. SEPARATION PAYMENT

If you decide to sign this Agreement and waive your rights against the Company arising out of your employment and separation, the Company will provide the benefits listed below:

Separation Payment:

Six (6) months of pay totaling $187,500.00 less $8,506.00 due the company for unauthorized expenses. The amount of $178,994.00 (the “Separation Payment”) will be payable in installments at Employee’s regular bi-weekly rate of pay effective as of Separation Date, less applicable taxes and withholdings on its regular payday(s) through Separation Date. The $8,506.00 due the Company will be deducted from the first installment of the Separation Payment. You will also be paid accrued but unused vacation time. In accordance with the Omnibus Incentive Plan of 2012, as amended, all equity not vested as of the Separation Date will be forfeited, if applicable. This Separation Payment will be made in installments, as described above, by direct deposit. Any amounts due or payable under this Agreement will be subject to deductions for any amounts owed by you to the Company. You further agree to submit any outstanding expense reports for review and approval within two weeks of the Separation Date.

The Company will provide a lump sum cash payment equivalent to the applicable COBRA premium for six monthys. This payment equates to $9,609.30, which is based on the terms of Ignite’s group health plan and Employee’s coverage under such plans as of the Separation Date, subject to applicable tax withholdings (the “Special Cash Payment”). You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. You agree that other than the Special Cash Payment, Company has no obligation to pay for your continued health insurance coverage.

The Separation Payment above serves as payment for the release and waiver of rights set forth in the Agreement and is an amount and/or benefit that you would not otherwise be entitled to receive through any compensation arrangement or benefit plan associated with your employment.

Employee's Initials
Prepared for David Catalano

II. WAIVER OF RIGHTS

I, David Catalano, knowingly and voluntarily agree to waive, settle, release, and discharge the Company from any and all claims, demands, charges, damages, actions or causes of action, including any claim for attorneys’ fees, of whatever nature, in law or equity, whether growing out of tort, contract, compensation or otherwise, including but not limited to, all rights of action under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. Section 12010, et seq.; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the Equal Pay Act, 29 U.S.C. Section 206, et seq.; the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. Section 2000ff, et seq.; and any other law or laws of the United States, and any other state in the United States, or any ordinances of any locality, which may have afforded me a cause of action or a legal or equitable claim of any sort in connection with my employment or separation from employment.

I understand and agree that this waiver specifically includes any and all claims, demands, obligations, and/or causes of action that have, through ignorance, oversight, or error, been omitted from the terms of this Agreement. I make this waiver with the full knowledge of my rights and with specific intent to release both known and unknown claims.

I acknowledge and understand that by executing this Agreement I am waiving my right to file suit or to pursue any claim through arbitration for any claim I may have under any federal, state, or local laws, statutes, ordinances, regulations, or other legal theories, including but not limited to the laws and statutes named in the paragraph above.

I understand that I am permitted by law to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC), but should any charge or action be filed by or on behalf of me, I agree to promptly give the agency or court having jurisdiction a copy of this entire Agreement and inform the court or agency that I have fully settled any and all of my claims against the Company arising from my employment or separation from employment. I waive any right I may have to recover in any proceeding that is based in whole or in part on the claims I waive and release in this Agreement and I assign any such recovery to the Company. This includes my waiver of any right to recover from any charge or proceeding before, or brought by, the EEOC or any other federal, state or local agency or court.

III. PROMISES TO THE COMPANY

I confirm that I have not filed any legal proceeding(s) against the Company; I am the sole owner of the claims released herein; I have not transferred any such claims to anyone else; and I have the full right to grant the waivers, releases and agreements in this Agreement.

No Claim for Leave or Compensation: I confirm that I have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which I am entitled, except as provided by Section I of this Agreement. This Agreement does not, however, supersede any retirement income benefit to which I may be eligible. I further confirm that I have no known workplace injuries or occupational diseases.

Return of Company Property: I promise that immediately following my Separation Date, I will return all of the Company’s property of any type that I have in my possession. This includes any files, documents, keys, handbooks, manuals, computer printouts, credit cards, dining cards, vehicles, equipment, tools, phone(s), radio(s), ID badge, computer disks, other electronic data, copies of any of the above items, and any other form of the Company’s property whatsoever.

Employee's Initials
Prepared for David Catalano

Confidentiality & Non-Disparagement: Following my Separation Date, I agree to keep confidential all information regarding the Company’s business, operations, systems, finances, resources, customers, or prospects of the Company, and I further agree not to disclose any such confidential or proprietary business information without the prior written authorization of the Company, except pursuant to subpoena, judicial process, or court order, or if the information is in the public domain. I agree to immediately return to the Company all confidential and proprietary business information, as well as all files, memoranda, records, documents, computer records, copies of the foregoing, and other information related to the Company in my possession, custody, or control or in the possession, custody, or control of another to which I have access. This confidentiality agreement supplements, but in no way limits, the protections available to the Company under statutory or common law to protect its confidential information and trade secrets.

I further agree not to disclose, publicize, or cause to be publicized any of this Agreement’s terms or conditions except as may be compelled by judicial process. Notwithstanding the foregoing, such nondisclosure does not include my attorney that I have chosen to seek advice from or to consult with regarding my decision to execute this Agreement.

I further agree that I will not make any disparaging remarks (comments that are negative in nature and which portray a person or entity in a bad light or diminish its reputation in its industry or community) about the Company, its employees, officers, directors, and managers to anyone, including the public or the media.

Should I breach my promises regarding confidentiality and non-disparagement, the Company may cancel any unpaid separation benefits. If I have already received my separation benefits and I breach my promises regarding confidentiality and non-disparagement, I agree to pay the Company liquidated damages equal to the amount of the Separation Pay outlined in Section I above, plus any other recoverable damages. My promises regarding confidentiality and non-disparagement are not intended to prevent cooperation through investigation, testimony or otherwise with any administrative agency or court, or as otherwise required by law.

Tax Indemnification: I agree that I am solely responsible for the payment of all taxes and for the penalties and interest owing or determined to be owed by any appropriate taxing authority and that I will indemnify the Company for the same. I agree that the Company offers no opinion on the taxability of such payments under Section I of this Agreement.

Satisfaction of All Obligations: I agree that all obligations of the Company under any and all plans, agreements, policies, and/or practices have been satisfied or exceeded by the payments described in Section I, above.

IV. MISCELLANEOUS TERMS AGREED TO BY THE PARTIES

In exchange for the promises made by and to the Company and me, we mutually agree to the following terms:

Employee's Initials
Prepared for David Catalano

Enforcement: Either party may enforce this Agreement if the other party breaches it. This Agreement may be used in a subsequent proceeding to enforce its terms.

Severability: If an arbitrator refuses to enforce any part of this Agreement, the remainder of the Agreement will not be affected and will remain in force.

Rule of Construction: The language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, and not strictly for or against either party. It is expressly understood and agreed that any rule requiring construction of this Agreement against its drafter shall not be applied in this case.

Choice of Law: The Company and I expressly agree that this Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of Texas, and shall be subject to arbitration. The prevailing party in any such dispute shall be entitled to recover actual damages plus reasonable attorney’s fees and costs. Should I file such a challenge and lose, I understand that I will be personally liable for my own legal fees and costs and for other fees or costs that may be awarded.

Non-Admission of Wrongdoing: This Agreement does not constitute an admission by the Company of a violation of any federal, state, or local laws. It is further understood and agreed that this settlement is a compromise of a real or potential dispute and that the promises of the Company are not to be construed as an admission of liability, but rather that liability is expressly denied.

Merger Clause: This Agreement contains the entire and only agreement between the Company and me regarding the subject matter of this Agreement. To the extent there are any restrictive covenants or confidentiality agreements which, by their terms or by operation of law, survive the termination of my employment, the obligations of this Agreement will supplement, but not replace, such agreements. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned, and withdrawn, and are without legal effect. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Agreement, except for those set forth in this Agreement.

Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and personal representatives.

Amendment: This Agreement may not be amended except by written agreement signed by both parties which specifically refers to this Agreement.

Waiver: No provision hereof may be waived unless in writing signed by all parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any provision herein.

Effective Date: This Agreement shall, upon execution by me, become immediately effective and enforceable.

V. ASSURANCES TO THE COMPANY

This Agreement is a legal document with legal consequences. The Company wants to be certain that I fully understand the legal effect of signing this Agreement. I, therefore, make the following assurances to the Company:

(1)	I have carefully read the complete Agreement.

Employee's Initials
Prepared for David Catalano

(2)	The Agreement is written in language that I understand.

(3)	I understand all of the provisions of this Agreement.

(4)	I understand that this Agreement is a waiver of any and all claims I may have against the Company.

(5)

I willingly waive any and all claims, known and unknown, in exchange for the promises of the Company in this Agreement, which I acknowledge constitute valuable consideration that I am not otherwise entitled to receive.

(6)	I enter this Agreement freely and voluntarily. I am under no coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.

(7)

I acknowledge that I have been advised to consult with an attorney of my choice before signing this Agreement. By signing this Agreement, I acknowledge that I have had the opportunity to consult with an attorney of my choice.

(8)	I understand that this Agreement is a contract. As such, I understand that either party may enforce it.

Executed, this     14     day of July, 2016.

WITNESS (sign name)	EMPLOYEE (sign name)

WITNESS (print name)	EMPLOYEE (print name)

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Employee's Initials
Prepared for David Catalano